                                   EXHIBIT 2.1

         AGREEMENT OF PURCHASE AND SALE DATED MARCH 23, 1998, BY AND BETWEEN JEANNETTE NEBOUT AND PIERRE NEBOUT, AS TRUSTEES OF THE PIERRE NEBOUT AND JEANNETTE NEBOUT INTER VIVOS REVOCABLE TRUST DATED JULY 20, 1995, AS SELLER AND THE PEREGRINE REAL ESTATE TRUST AS BUYER.

              -----------------------------------------------------








                         AGREEMENT OF PURCHASE AND SALE

                                     between

                       JEANNETTE NEBOUT AND PIERRE NEBOUT,
              as Trustees of the Pierre Nebout and Jeannette Nebout
                 Inter Vivos Revocable Trust dated July 20, 1995

                                    as Seller

                                       and

                         THE PEREGRINE REAL ESTATE TRUST

                                    as Buyer








              -----------------------------------------------------

                         AGREEMENT OF PURCHASE AND SALE


            This Agreement is made and entered into as of this 23rd day of March, 1998, by and between JEANNETTE NEBOUT and PIERRE NEBOUT as trustees of the Pierre Nebout and Jeannette Nebout Inter Vivos Revocable Trust dated 7/20/95 (collectively, "Seller") and THE PEREGRINE REAL ESTATE TRUST, a California business trust ("Buyer").

                                    RECITALS

            A. Seller is the fee owner of a certain parcel of real property (the "Real Property") as further defined in Section 1.29 and more particularly described in Exhibit A), and is the fee owner of the improvements located on the Real Property consisting of, among other things, the hotel presently known as the Holiday Inn located at 1050 Burnett Avenue, Concord, California (the "Hotel", as further defined in Section 1.9). The Real Property and the Hotel are sometimes referred to herein as the "Property".

            B. Buyer desires to purchase the Property from Seller and Seller is willing to sell the Property to Buyer upon and subject to the terms and conditions of this Agreement.

            C. Buyer and Seller desire to enter into this Agreement for the purpose of providing for the consummation of the acquisition of the Property by Buyer upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            As used herein, the following terms shall have the following meanings:

            1.1 Agreement shall mean this Agreement and all future amendments and modifications hereto.

            1.2 Closing shall mean the consummation of the sale of the Property to Buyer, which Closing shall occur on the Closing Date.

            1.3   Closing Date shall have the meaning set forth in Section 9.1.

            1.4 Contracts shall mean all of the contracts, agreements, franchise or license agreements, commitments, warranties and guaranties, and other documents and instruments, oral or written, in effect as of the date hereof with respect to the Hotel, which are described on attached Exhibit B, all Service Contracts and all contracts relating to Hotel Employees.

            1.5   Deposit shall have the meaning set forth in Section 2.2.

            1.6 Equipment Leases shall mean all of the equipment leases, oral or written, in effect as of the date hereof with respect to the Hotel, which are described on attached Exhibit C, including, without limitation, equipment leases for television sets, mini-bars and computer software or equipment.

            1.7 FF&E shall mean all of the furniture, fixtures and equipment owned by Seller and located in the Hotel or off-site, if any, including, without limitation, floor coverings, pictures, beds, mattresses, bedspreads, pillows, radios, television sets, other furniture located within the Hotel and all specialized hotel equipment, including, without limitation, all equipment used in the operation of kitchens, dining rooms, bars, laundry and dry cleaning facilities, cleaning equipment, office equipment, machines, special lighting and other equipment of a like nature, including, without limitation, those items listed on Exhibit D attached hereto with additions and deletions as may occur or have previously occurred in the ordinary course of business; provided, however, that FF&E shall exclude the Operating Equipment and the Operating Supplies.

            1.8 Financial Information shall mean the quarterly (prepared on a monthly-year to date basis) and year-end income and expense statements with respect to the Property for all calendar years since Seller has owned the Hotel and, to the extent available, for the current year. The financial statements shall have been certified by Tom Lynden, Seller's accountant, as having been prepared in accordance with the Uniform System of Accounts for Hotels, consistently applied.

            1.9 Hotel shall mean with respect to the Property (i) all buildings, structures, fixtures, landscaping and other improvements constructed on or affixed to the Property, (ii) the Contracts, the Service Contracts, the Leases, the Equipment Leases, the Permits and the Intangibles, if and to the extent such Contracts, Service Contracts, Leases, Equipment Leases, Permits and Intangibles are assignable or the necessary approvals for the assignment thereof to Buyer can be obtained, (iii) the FF&E, the Liquor Assets, the Operating Equipment, the Operating Supplies and all other equipment, machinery, vehicles, inventory, supplies, goods and Personal Property owned by Seller and located in or affixed to the Hotel or owned by Seller and used in connection with the ownership or operation of the Hotel, (iv) all accounts receivable (subject to proration and adjustment as provided in Sections 9.3 and 9.4), and all reservation deposits and advance or prepaid payments or deposits relating to the operation of the Hotel and to be credited to Buyer in accordance with Section 9.3, and (v) all books and records relating to the operation of the Hotel, including, without limitation, applicable computer software owned or licensed by Seller (to the extent assignable or to the extent that the necessary approvals for the assignment thereof to Buyer can be obtained).

            1.10 Hotel Employee shall mean any person who is employed by Seller in connection with the operation or management of the Hotel.

            1.11  [Intentionally Deleted].

            1.12 Inspection Period shall mean the period commencing on the date hereof and expiring thirty (30) days thereafter.

            1.13 Insurance Policies shall mean all of Seller's policies of insurance in effect as of the date hereof with respect to the Property, which are described on attached Exhibit E, other than so-called "blanket" policies.

            1.14 Intangibles shall mean any trademarks, service marks, copyrights, trademark, service mark and copyright registrations, applications for trademark and service mark registrations, business and trade names or logos, patent and patent applications, which are owned by or licensed to Seller and/or are used in connection with the operation of the Hotel, which are described on attached Exhibit F.

            1.16 Leases shall mean all of the leases, licenses, concessions and other similar occupancy agreements, oral or written, in effect as of the date hereof with respect to the Property, which are described on attached Exhibit G.

            1.17 Legal Requirements shall mean any of the following which are applicable to the ownership and/or operation of the Property (including, without limitation, the Hotel Employees in their role as employees with regard to the Hotel): all laws, statutes, rules, regulations, ordinances, codes, orders, decrees or rulings of any governmental or judicial authority including, without limitation, all zoning, land use, subdivision, redevelopment, environmental, health, energy, building and construction laws and regulations affecting the use, occupancy or operation of the Hotel; any permit or occupancy certificate issued pursuant to any law, statute, rule, regulation, ordinance, code, and/or any order or decree by any public officer having jurisdiction.

            1.18 Liquor Assets shall mean the Liquor Licenses and Seller's inventory of alcoholic beverages as of the Closing Date which are saleable in connection with the operation of the Hotel or the restaurants, bars, function rooms and guest rooms located therein.

            1.19 Liquor Licenses shall mean all of the licenses pursuant to which the sale of alcoholic beverages is permitted in the Hotel or the restaurants, bars, function rooms or guest rooms located therein.

            1.20  [Intentionally Deleted].

            1.21 Operating Equipment shall mean all items of equipment owned or leased by Seller on the Closing Date and used in the operation or maintenance of the Hotel, including, but not limited to, food service preparation utensils, guest room utensils (ash trays, hangers, etc.), chinaware, glassware, silverware and hollowware, food and beverage service equipment, uniforms, all pool and recreation area equipment and supplies, the supply of guest room linens and towels, all vehicles and machinery, and the elevators, HVAC and electrical and mechanical systems; provided, however, that Operating Equipment shall exclude FF&E and Operating Supplies.

            1.22 Operating Supplies shall mean all items owned by Seller on the Closing Date and used in the operation or maintenance of the Hotel and which are consumable or, when once used, are disposed of, including, without limitation, supplies for laundry, housekeeping, food and beverage service (excluding the Liquor Assets), pool and recreation areas, engineering, accounting and office use, together with paper supplies, inventories of food and beverages (excluding the Liquor Assets) and other inventories and miscellaneous general supply items.

            1.23 Permits shall mean all the licenses and permits and any other similar certificates and approvals issued to Seller, and applications therefor, in effect as of the date hereof with respect to the Property as listed on attached Exhibit H; provided, however, that Permits shall exclude the Liquor Licenses.

            1.24 Person shall mean any natural person, corporation, partnership, firm, association, government, governmental agency or any other entity and whether acting in an individual, fiduciary or other capacity.

            1.25 Personal Property shall mean all of the personal property (tangible or intangible) owned by Seller and used in connection with the operation or maintenance of the Hotel, including, without limitation, the Contracts listed on Exhibit B the FF&E listed on attached Exhibit D, the Operating Equipment, the Operating Supplies, the Intangibles listed on attached Exhibit F, and those additional items, if any, listed on attached Exhibit I.

            1.26 Plans and Specifications shall mean the as-built plans and specifications with respect to the Hotel which are described on attached Exhibit J.

            1.27 Preliminary Title Report shall collectively mean that certain PTR issued by the Title Company (the "PTR").

            1.28  Purchase Price shall have the meaning set forth in Section
2.2.

            1.29 Real Property shall mean the real property as more particularly described in Exhibit A, and including, without limitation, to the extent owned by Seller, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights and water stock relating to the Real Property and any other easements, rights of way or appurtenances used in connection with the beneficial use and enjoyment of the Real Property.

            1.30 Service Contracts shall mean all of the service, maintenance and other similar contracts, oral or written, in effect as of the date hereof with respect to the Property, which are described on attached Exhibit L.

            1.31 Title Company shall mean First American Title Company located in San Francisco, California.

            1.32 Title Policy shall mean an ALTA Owner's Policy of Title Insurance (Form B, rev. 10/17/70), in the amount of the Purchase Price and showing Buyer as the fee owner of such Property, subject only to such exceptions and with such endorsements as Buyer may designate in during the Inspection Period.

                                   ARTICLE II

                                PURCHASE AND SALE

            2.1 Sale. Seller agrees to sell and assign (as applicable) to Buyer, and Buyer agrees to purchase from Seller and accept the assignment from Seller of, all of Seller's right, title and interest in and to the Property, subject to the terms, covenants and conditions set forth herein.

            2.2   Purchase Price.

                  (a) The purchase price (the "Purchase Price") of the Hotel shall be Nine Million Six Hundred Thousand Dollars ($9,600,000). The Purchase Price shall be subject to adjustment as provided herein.

                  (b)   The Purchase Price shall be paid as follows:

                        (i) Upon the execution of this Agreement by both Buyer and Seller, Buyer shall deposit in escrow with Title Company a cash payment in the amount of One Hundred Thousand Dollars ($100,000) (the "Deposit"). The Deposit shall be held in an interest bearing account approved by Seller and Buyer, and all interest thereon shall be deemed a part of the Deposit. If Buyer elects to terminate this Agreement pursuant to the terms and conditions contained herein, the Deposit together with all interest thereon, shall be returned to Buyer upon five (5) days written notice.

                        (ii) In the event the sale of the Property as contemplated hereunder is consummated, the Deposit shall be paid to Seller and credited against the Purchase Price. In the event the sale of the Property is not consummated due to the failure of any condition to Buyer's obligations or for any other reason except a default under this Agreement on the part of Buyer, the Deposit shall be returned to Buyer. IF THE SALE IS NOT CONSUMMATED AS A RESULT OF A DEFAULT BY BUYER HEREUNDER, THEN THE DEPOSIT SHALL BE PROMPTLY PAID BY TITLE COMPANY TO SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE AS SPECIFIED ABOVE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED UPON THE AMOUNT OF THE DEPOSIT, CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, AS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT ON THE PART OF BUYER. IN PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE

ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

                     INITIALS: SELLER ________ BUYER _______

            In the event of any default by Seller under the terms of this Agreement, Buyer shall be entitled to pursue any remedy at law or in equity, including specific performance.

                        (iv) The Purchase Price, less any portion of the Deposit that may have been applied to the Purchase Price, shall be paid to Seller in immediately available funds at the Closing. Said sum shall be reduced or increased by any closing adjustments and prorations and any substitutions, deletions, or additions of Property as set forth in this Agreement.

                                   ARTICLE III

                            BUYER'S INSPECTION PERIOD

            3.1 Buyer's Inspection Period. Buyer shall have the right during the Inspection Period to inspect and approve (at Buyer's sole cost and expense) all aspects of the Property. Buyer's review shall include the following:

                  (a) All matters with respect to title to the Property, including, without limitation, (i) the PTR and all documents described therein;
(ii) a current survey of the Property by a duly licensed surveyor authorized to act in such capacity in the State of California, acceptable to Buyer and in sufficient detail to allow the Title Company to delete the standard pre-printed survey exceptions from the Title Policy and issue the Title Policy; (iii) copies of the real and personal property tax bills for the Property for the last three
(3) tax years (or for such period of time that Seller has owned the Property if less than three (3) years and for such period prior to Seller's ownership to the extent reasonably available); and (iv) copies of any assessment appeals, applications or notices filed during the last three (3) tax years (or for such period of time that Seller has owned the Property if less than three (3) years and for such period prior to Seller's ownership to the extent reasonably available) with respect to real and personal property taxes applicable to the Property and any documents related thereto.

                  (b) The Contracts, the Service Contracts, and any other agreements entered into by Seller pertaining to the management of the Property, the Leases, the Equipment Leases, the Permits, the Insurance Policies and the Intangibles; together with any other agreements, documents or instruments relating to the ownership or operation of the Property, if and to the extent same will survive the Closing and be binding upon Buyer.

                  (c) The FF&E, the Liquor Assets, the Operating Equipment, the Operating Supplies, and all other Personal Property, and copies of all bills of sale and contracts under which such items were acquired (to the extent reasonably available to Seller).

                  (d) The Legal Requirements and the Property's compliance therewith, and all governmental permits, approvals and certificates obtained or held by Seller relating to the Property, or the construction, operation, use or occupancy of any part thereof, including, without limitation, all building permits, certificates of occupancy and all other Permits and the Liquor Licenses.

                  (e) The Financial Information and the Hotel's current accounts receivable, current inventories, current and future bookings of function rooms and guestrooms and deposits, and all other similar books and records and Seller's tax returns relating to the operation of the Property since Seller's purchase of the Hotel, the monthly reports received from the Hotel operator during the twelve-month period prior to the Closing regarding the operation and condition of the Hotel and the computation of any fee due the operator, and all matters with respect to the market conditions relating to comparable hotels in the metropolitan area where the Hotel is located, which Buyer shall obtain at Buyer's sole expense. Seller shall have no obligation to provide information or documentation that identifies existing or potential clientele during the Inspection Period; provided, however, on the Closing, such information and/or documentation shall be deposited by Seller with the Title Company and distributed to Buyer in accordance with the terms and conditions of this Agreement.

                  (f) The physical and environmental condition of the Property, including, without limitation, a hazardous substances assessment of the Property to be obtained by Buyer at Buyer's sole expense and prepared by an engineer or environmental auditor selected or approved by Buyer, the interior, the exterior, the structure, the mechanical (including elevators), the electrical, HVAC, and plumbing components, the roof, the paving, the utilities, the Plans and Specifications and all other functional aspects of the Property. Seller shall deliver to Buyer any copies of the Plans and Specifications that are in Seller's possession, engineering studies, and all other similar reports or assessments relating to the physical and environmental condition of the Property, including, without limitation, all maintenance records (which shall be made available for Buyer's review at the Property) and soils and/or environmental reports and studies.

                  (h) A detailed breakdown of all capital improvements performed on the Property subsequent to the opening of the Hotel, including, but not limited to, the cost thereof, plus projected capital improvement costs for the calendar year 1998.

                  (i) An itemized list of all suppliers and trade creditors of the Hotel, and of all customers of the Hotel to whom Seller regularly extends special credit or special pricing arrangement.

                  (j) Any actions, suits, disputes, legal or administrative proceedings, pending or threatened, which could affect the Property or Seller's ability to perform its obligations hereunder, together with a copy of the most recent advisory reports from counsel for Seller to the independent certified public accountants auditing Seller's financial statements.

                  (k) A resolution by Seller authorizing the execution and delivery of this Agreement. (l) A detailed budget for the Property for the calendar year 1998.

                  (m) An interview with the on-site current general manager of the Property.

                  (n) All other information within the possession or control of Seller which Buyer reasonably requires, and specifically requests from Seller, to investigate matters affecting the Property.

            The information and/or items described in subparagraphs (a) through
(n) above shall be delivered by Seller to Buyer on the date of the execution of this Agreement to the extent said information is in Seller's possession or reasonably obtainable by Seller.

            Buyer shall notify Seller in writing on or before the expiration of the Inspection Period which (if any) of the foregoing conditions are fulfilled to Buyer's satisfaction. If any of the foregoing conditions are not fulfilled to Buyer's satisfaction, or if any other aspect of the Property is not approved by Buyer, as determined by Buyer in its sole and absolute discretion, Buyer shall have the right at its sole election, to be exercised by written notice to Seller on or before the expiration of the Inspection Period, either to waive the condition or other item in question and proceed to Closing or to terminate this Agreement. Notwithstanding the foregoing, the failure to provide any such notices to Seller shall be deemed to be an election to terminate this Agreement. Upon Seller's or Title Company's request, Buyer shall promptly confirm in writing its disapproval of any such condition and Buyer's election to terminate this Agreement.

            In the event Buyer elects to terminate this Agreement or this Agreement is otherwise deemed to be terminated in accordance with this Section 3.1, Buyer shall pay the title and escrow charges, if any, the Initial Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnities contained in Sections 11.1, 12.1 (to the extent it applies to Seller) and 12.9 hereof.

                                   ARTICLE IV

                        CONDITIONS TO BUYER'S OBLIGATIONS

            4.1 Conditions to Buyer's Obligations. The obligation of Buyer to purchase the Property shall be subject to the satisfaction, on or before the Closing Date (except as otherwise provided below), of each of the following conditions:

                  (a) Termination of Management Agreement. Seller shall deliver title to the Hotel free of (i) any management contracts or similar commitments of any nature with any hotel management entity, (ii) the Contracts described in Exhibit B, if any, and (iii) of all employment contracts and benefit plans.

                  (b) No Termination. Buyer shall not have exercised any other termination right provided in this Agreement.

                  (c) Delivery of Documents. Seller shall have delivered to Buyer or to the Title Company, as applicable, all of the items listed in Section 9.2(a). Seller, upon request, shall have delivered such other documents not inconsistent with the terms of this Agreement as are customary in order to carry out the purchase and sale of the Property in accordance with the terms of this Agreement as reasonably determined by Buyer.

                  (d) Title Policy. The Title Company shall have issued or be prepared to issue the Title Policy to Buyer at the Closing in the form of the proforma obtained by Buyer upon the expiration of the Inspection Period.

                  (e) Title to Personal Property. Buyer shall have received evidence reasonably satisfactory to Buyer that the Personal Property shall be conveyed to Buyer at the Closing, free of any liens, encumbrances or interests of third parties (except of equipment lessors of any Operating Equipment being leased by Seller) except as otherwise approved by Buyer in writing and in its sole and absolute discretion, including, without limitation, if available, a certificate from the Secretary of State or other appropriate government official of the State of California to the effect that, as of the Closing Date, there are no filings against Seller in the office of the Secretary of State or other government agency under the Uniform Commercial Code of California which would be a lien on any of the Personal Property or the Liquor Assets. Seller and Buyer shall use their good faith efforts to obtain any necessary consents to the assignment of all Permits, Equipment Leases, Service Contracts and other Contracts and of the Liquor Licenses.

                  (f) Representations and Warranties. All of the representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made as reasonably determined by Buyer, and shall (subject to Section 6.2) be true and correct in all material respects as of the Closing Date as if made on the Closing Date as reasonably determined by Buyer.

                  (g) No Governmental Proceeding; Litigation. No suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened with respect to the transactions contemplated hereby which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would otherwise, in the reasonable judgment of Buyer, have a material adverse effect on the assets, employees, properties or business (as conducted or proposed to be conducted) of Seller, the value or marketability of the Property or the ability of Buyer to operate the Property in the manner it is being operated on the date hereof, and no proceeding shall be pending or threatened which could cause the change, redesignation or other modification of the zoning classification of any building or environmental code requirements applicable to, the Property, any portion thereof, or any property adjacent thereto, where such change, redesignation or other modification would have a material adverse effect on the Property.

                  (h) No Material Adverse Change to Property. The physical condition of the Property shall be substantially the same on the Closing Date as on the date hereof reasonable wear and tear and loss by casualty excepted (subject to Section 8.1). Buyer shall be entitled to make a final walk through inspection of the Property prior to the Closing to confirm that there has been no material change in the Property (other than the diminution of supplies in the ordinary course of business, reasonable wear and tear and loss by casualty excepted (subject to Section 8.1)) following its initial inspection during the Inspection Period. The additional financial information to be delivered or made available to Buyer pursuant to Section 11.4 shall not differ in any material adverse respect from the Financial Information for the same time period delivered or made available to Buyer pursuant to
Section 3.1, and the financial information to be delivered or made available to Buyer pursuant to Section 10.4 shall not evidence any material adverse difference in the financial condition or operations of the Property from the Financial Information previously delivered or made available to Buyer.

                  (i) Liquor Licenses. At the Closing, either (i) the Liquor Licenses shall have been transferred or be transferable to Buyer in a manner reasonably satisfactory to Buyer, if and to the extent permitted by all applicable laws and regulations, or (ii) Buyer shall have obtained temporary liquor license permits subject only to conditions reasonably satisfactory to Buyer sufficient to permit the continued sale of alcoholic beverages in the Hotel (the "Temporary Liquor License Permit").

                  (j) Compliance. Seller shall have complied with all covenants to be performed by Seller pursuant to this Agreement as reasonably determined by Buyer.

                  (k) Franchise Agreement. Buyer shall have entered into a franchise agreement with Holiday Inn in a form acceptable to Buyer which shall be effective upon the Closing Date.

                  (l) Property Improvement Plan Agreement. Buyer shall have entered into a Property Improvement Plan Agreement with Holiday Inn in a form acceptable to Buyer which shall be effective upon the Closing Date.

            If any of the foregoing conditions set forth in Sections 4.1(a) through 4.1(l) are not satisfied in Buyer's discretion, or otherwise, on or before the respective outside date for the satisfaction of such condition provided above Buyer shall have the right to terminate this Agreement upon written notice to Seller, and the Deposit shall be returned to Buyer. If such termination is due to an act or failure to act by a third party, then Buyer and Seller shall each pay one-half (1/2) of the title and escrow charges, if any. If such termination is due to an act or failure to act by Seller, then Seller shall pay all of the title and escrow charges, if any. If such termination is not due to an act or failure to act by a third party or by Seller, then Buyer shall pay all of the title and escrow charges, if any. In the event that this Agreement is terminated in accordance with this Paragraph, neither party shall have any further rights or obligations hereunder, except pursuant to the indemnities contained in Sections 11.1, 12.1 (to the extent applicable to any partner of any Seller) and 12.9 hereof.

                                    ARTICLE V

                       CONDITIONS TO SELLER'S OBLIGATIONS

            5.1 Conditions to Seller's Obligations. The obligation of the Seller to sell that portion of the Property owned by Seller to Buyer shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                  (a) Delivery of Documents. Buyer shall have delivered to Seller or to escrow, as applicable, all of the items listed in Section 9.2(b). Buyer shall have delivered such other documents not inconsistent with the terms of this Agreement as are customary in order to carry out the purchase and sale of the Property in accordance with the terms of this Agreement as reasonably determined by Seller.

                  (b) Representations and Warranties. All of Buyer's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made as reasonably determined by Seller and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date as reasonably determined by Seller.

                  (c) Compliance. Buyer shall have complied with all covenants to be performed by Buyer pursuant to this Agreement as reasonably determined by Seller.

                                   ARTICLE VI

                     SELLER'S REPRESENTATIONS AND WARRANTIES

            6.1 Seller's Representations and Warranties. Seller represents and warrants that as of the date hereof and as of the Closing Date (subject to any additional matters specified by Seller pursuant to Section 6.2):

                  (a) Organization, etc. Seller is duly authorized, qualified, and licensed to do business in the jurisdictions in which its ownership of property or conduct of business legally requires such authorization, qualification, or license.

                  (b) Authority and Enforceability; No Violation. The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein have been duly authorized by Seller, and when executed and delivered by Seller, this Agreement and the instruments referenced herein will constitute legal, valid and binding obligations of Seller and will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

                  (c) Consents and Approvals of Government Authorities. To the best of Seller's knowledge, no consent, approval, authorization, order, registration or qualification of or by any Person, including, without limitation, any governmental or regulatory authority, is required in connection with the execution, delivery and performance by Seller of this Agreement or any instrument referenced herein and the consummation of the transactions contemplated thereby, (i) except pursuant to laws, rules and regulations regulating the sale of alcoholic beverages and (ii) except for the requisite consent of parties to certain of the Equipment Leases, the Contracts and the Service Contracts.

                  (d) Permits, etc. To the best of Seller's knowledge, there are currently in full force and effect all Permits, easements and rights of way (including proof of dedication), required by governmental authorities having jurisdiction over the Property or from private parties for the normal use, operation and occupancy of the Property or any part thereof and to insure vehicular and pedestrian ingress to and egress from the Property. Seller has not received any notice from any Person that there are any defaults or violations with respect to the Permits or that any of the Permits has not been maintained in full force and effect.

                  (e) Plans and Specifications. Except as disclosed by Seller to Buyer in writing, to the best of Seller's knowledge, the Hotel was constructed in substantial accordance with the Plans and Specifications, which Plans and Specifications were approved by all governmental authorities having jurisdiction thereof and whose approval was required pursuant to any Legal Requirement, and were and continue to be in material compliance with all applicable Legal Requirements.

                  (f) Employees. All employees at the Hotel are employees of the Seller.

                  (g) Litigation, etc. Except as set forth on Schedule 1 attached hereto, to the best of Seller's knowledge, there is no insured or uninsured suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or any legal or administrative proceeding pending against or threatened against Seller.

                  (h) Compliance with Legal Requirements; Environmental. Except as disclosed by Seller to Buyer in writing, to the best of Seller's knowledge, the use and operation of the Property are in material compliance with all Legal Requirements. To the best of Seller's knowledge, no hazardous or toxic materials or wastes (including, without limitation, asbestos-containing materials and PCBs) have been produced, disposed of or stored in, on, under or about the Property.

                  (i) No Defaults. To the best of Seller's knowledge, Seller is not in default under any of the Contracts, Service Contracts, Equipment Leases, Permits or other obligations being assumed by Buyer as of the Closing.

                  (j) Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (k) Fee Title. Seller has fee simple title to the Property and on the Closing Date, the Property shall be delivered to Buyer free from any and all liens, encumbrances, and interest of third parties (except for equipment lessors of any Operating Equipment being leased by Seller) except as may be revealed by the PTR and approved by Buyer in writing and in its sole and absolute discretion and except for any UCC financing statements or fixture liens as may be revealed by a search of the County of Contra Costa records and approved by Buyer in writing and in its sole and absolute discretion.

                  (l) Complimentary Certificates. To the best of Seller's knowledge, Seller has not issued more that twenty-five (25) certificates for complimentary rooms and/or dinners (the "Complimentary Certificates") in the form attached hereto as Schedule 2.

            References to "the best of Seller's knowledge" or any similar phrase shall refer to matters within the actual knowledge of Jeannette Nebout, Pierre Nebout, and David Nebout.

            All of the foregoing representations and warranties of Seller, as same may be modified pursuant to Section 6.2 below, shall survive the Closing for a period of one (1) year after the Closing Date.

            6.2 Pre-closing Certification. Within five (5) days prior to the Closing, Seller shall be entitled to deliver to Buyer a written notice (the "Exceptions List") specifying any exceptions to the representations and warranties specified in Section 6.1 that will not be true as of the Closing. In the event the Exceptions List contains any material deviations from the representations and warranties set forth in Section 6.1, Buyer shall have five
(5) days from the receipt of the Exceptions List to notify Seller whether it elects to proceed with the Closing and waive any objection to the items on the Exceptions List, or terminate this Agreement. In the event Buyer elects to proceed with the Closing, the Closing shall occur on the later of (i) the Closing Date, or (ii) two (2) business days after the date of Buyer's notice of election. In the event Buyer elects to terminate or shall be deemed to have terminated this Agreement, Seller shall pay all title and escrow charges involved in such termination. For the purposes of this Section 6.2, a material deviation shall be deemed to be any item which Buyer determines in its sole reasonable discretion would have a cost to Buyer to correct or adverse financial impact to Buyer in excess of Twenty Thousand Dollars ($20,000).

                                   ARTICLE VII

                     BUYER'S REPRESENTATIONS AND WARRANTIES

            7.1 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that as of the date hereof and as of the Closing Date:

                  (a) Organization, etc. Buyer is a business trust duly organized and validly existing under the laws of the State of California. Buyer is duly authorized, qualified, and licensed to do business in the jurisdictions in which its ownership of property or conduct of business legally requires such authorization, qualification, or license.

                  (b) Authority and Enforceability; No Violation. The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein have been duly authorized by Buyer by all necessary corporate action, and when executed and delivered by Buyer, this Agreement and the instruments referenced herein will constitute legal, valid and binding obligations of Buyer and will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

                                  ARTICLE VIII

                       RISK OF LOSS AND INSURANCE PROCEEDS

            8.1 Damage by Casualty. Seller shall promptly notify Buyer if, prior to the Closing, the Property or any portion thereof is damaged or destroyed by casualty. If the cost to repair such damage or destruction (as reasonably estimated by Buyer) would exceed $150,000, Buyer may, at its option, terminate this Agreement by delivering notice of such termination to Seller not later than ten (10) business days after the date Buyer first receives notification from Seller of such damage or destruction. If Buyer first receives such notification less than ten (10) business days prior to the Closing Date, Buyer may, by notice delivered to Seller, delay the Closing Date to a date not later than ten (10) business days after the date Buyer first receives such notification, and Buyer may elect to terminate this Agreement, as provided above, during such ten (10) business day period. In the event Buyer exercises its election to terminate this Agreement by reason of this Section 8.1, this Agreement will terminate, Buyer and Seller shall each pay one-half (1/2) of the title and escrow charges, if any, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnities contained in Sections 11.1, 12.1 (to the extent applicable to any partner of any Seller) and 12.9 hereof. In the event Buyer does not elect to terminate this Agreement by reason of this Section 8.1, or in the event that the cost to repair such damage or destruction is $150,000 or less, then the Closing shall occur on the Closing Date, Seller shall assign to Buyer any right to insurance proceeds by reason of such casualty, and the Purchase Price shall be reduced by the amount of any deductible or co-insurance applicable to such casualty under Seller's insurance policies. It is understood that Seller is presently carrying and will carry through the Closing all-risk insurance on the Property for the full replacement cost thereof and any failure by Seller to carry insurance for the full replacement cost shall be a default by Seller under this Agreement.

            8.2 Condemnation. Seller shall promptly notify Buyer if, prior to the Closing, the Property or any portion thereof or interest therein, is taken pursuant to the power of eminent domain, or Seller becomes aware of any proceeding with respect thereto which is instituted or threatened. In such event, Buyer may, at its option, terminate this Agreement by delivering notice of such termination to Seller not later than ten (10) business days after the date Buyer first receives notification from Seller of such taking, institution of proceeding or threat. If Buyer first receives such notification less than ten
(10) business days prior to the Closing Date, Buyer may, by notice delivered to Seller, delay the Closing Date to a date not later than ten (10) business days after the date Buyer first receives such notification. In the event Buyer exercises its election to terminate this Agreement by reason of this Section 8.2, this Agreement will terminate, Buyer and Seller shall each pay one-half (1/2) of the title and escrow charges, if any, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnities contained in Sections 11.1, 12.1 (to the extent applicable to any partner of any Seller) and 12.9 hereof. In the event Buyer does not elect to terminate this Agreement by reason of this Section 8.2, the Closing shall occur on the Closing Date, the Purchase Price shall not be reduced, and Seller shall assign to Buyer all of its rights to compensation from the condemning authority.

                                   ARTICLE IX

                             CLOSING AND PRORATIONS

            9.1 Closing. The Closing hereunder shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made, at the Title Company ten (10) days after the expiration of the Inspection Period, or such earlier date as Buyer and Seller may mutually agree upon in writing (the "Closing Date"). Except as otherwise expressly provided herein, such date may not be extended without the prior written approval of both Seller and Buyer.

            9.2   Deposit and Delivery of Documents.

                  (a) At or before the Closing, Seller shall deposit into escrow with the Title Company (the "Escrow") or deliver to Buyer the following items:

                        (i) a grant deed conveying all of Seller's right, title and interest in and to the Real Property and all buildings, structures, fixtures, landscaping and other improvements constructed on or affixed to the Real Property in the form of attached Exhibit P (the "Deed"), duly executed and acknowledged by Seller, subject only to the title exceptions accepted by Buyer in accordance with Section 3.1 above;

                        (ii) a bill of sale with respect to the Personal Property in the form of attached Exhibit R (the "Bill of Sale"), duly executed by Seller;

                        (iii) two (2) counterparts of an assignment and assumption of the Contracts, the Service Contracts and the Equipment Leases, the Leases, the Permits and the Intangibles, to the extent such items are (A) owned by Seller, (B) assignable (and/or any necessary consents thereto have been obtained), and (C) in effect as of the Closing, in the form of attached Exhibit S (the "Assignment and Assumption of Contracts"), duly executed by Seller;

                        (iv) an affidavit that Seller is not a "foreign person," in compliance with Section 1445(f)(3) of the Code, in the form of attached Exhibit S (the "FIRPTA Affidavit"), duly executed by Seller;

                        (v)   a certificate to the effect that the
representations and warranties of Seller in Section 6.1 (subject to the Exceptions List) are true and correct in all material respects as of the Closing Date, in the form of attached Exhibit T;

                        (vi) two (2) counterparts of a preliminary schedule of adjustments pursuant to Section 9.3 (the "Preliminary Schedule of Adjustments"); and

                        (vii) any other agreements, documents and other items expressly required to be delivered to Buyer by Seller pursuant to this Agreement.

                  (b) At or before the Closing, Buyer shall deposit into the Escrow or deliver to Seller the following items:

                        (i)   funds necessary to close this transaction;

                        (ii) two (2) counterparts of the Assignment and Assumption of Contracts, duly executed by Buyer;

                        (iii) a certificate to the effect that the representations and warranties of Buyer in Section 7.1 are true and correct in all material respects as of the Closing Date, in the form of attached Exhibit U, duly executed by Buyer;

                        (iv) two (2) counterparts of the Preliminary Schedule of Adjustments; and

                        (v) any other agreements, documents and other items expressly required to be delivered to Seller by Buyer pursuant to this Agreement.

                  (c) Buyer and Seller shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.

            9.3 Prorations. At the Closing, the Purchase Price shall be adjusted using generally accepted accounting principles and standard hotel accounting procedures. The following adjustments shall be calculated for the
Property:

                  (a) The books of the Hotel shall be closed as of 12:01 a.m. on the Closing Date, and all items relating to the balance sheet for the Property and income and expense with respect to the ownership, operation and management of the Property shall be allocated and/or prorated between Buyer and Seller. Except as otherwise provided herein, all such allocations and/or prorations shall be made in accordance with generally accepted accounting principles, consistently applied, and practices for hotel accounting on the basis of a 365-day year. The items to be allocated and/or prorated shall include, without limitation, the following:

                        (i) Real and personal property taxes on the basis of the fiscal year for which assessed;

                        (ii) Water, sewer, electricity, steam, gas, fuel oil, telephone, cable television and all other utility charges; (iii) Payments payable under any Contracts, Service Contracts or Equipment Leases for services already performed as of the Closing Date; as well as any payments under said agreements for services not yet rendered;

                        (iv)  Rent and other payments owing under any Leases;

                        (v) Guest room revenue of the Hotel, whether in cash or in accounts receivable, and revenues from the mini-bars, vending machines, coin telephones or other income-producing equipment (with Seller receiving an allocation for any of same arising from occupancy for the night beginning on the day preceding the Closing Date and ending on the Closing Date), as well as any commissions or other similar amounts owing with respect to room rental;

                        (vi) Income from the operation of restaurants, bars or banquet facilities (with Seller receiving an allocation with regard to any thereof which remain open beyond 12:01 a.m. on the Closing Date through the time such operations first close on the Closing Date);

                        (vii) All other revenue, including, without limitation, guest telephone charges, room service and interest income;

                        (viii) All other amounts payable that are expressly assumed by Buyer, including, without limitation, trade account payables assumed by Buyer by virtue of Buyer's assumption of the Contracts, Service Contracts and Equipment Leases, but excluding amounts payable for capital improvements to the Property made prior to the Closing Date;

                        (ix) Annual permits and/or inspection fees (calculated on the basis of the period covered), insurance premiums (on Insurance Policies, if any, continued after the Closing), and other expenses normal to the operation and maintenance of the Property.

                  (b) In addition to the allocations and prorations provided for in 9.3(a) above, the following amounts shall be credited to Seller or to Buyer, as provided below:

                        (i) Utility deposits made by Seller, which are credited or transferred to the account of Buyer by the holder thereof, shall be credited to Seller at the Closing;

                        (ii) Prepaid deposits for room and banquet charges for the period from and after the Closing and shall be credited to Buyer at the Closing, net of any commissions or other expenses incurred in booking such rooms and banquets which were paid by Seller prior to the Closing Date. Buyer shall also receive a credit at Closing in the amount of Six Hundred Twenty Five Dollars ($625) which shall represent the post Closing obligations in connection with the Complimentary Certificates;

                        (iii) Cash on hand which remains at the Property as of 12:01 a.m. on the Closing Date shall be credited to Seller;

                        (iv) All accounts receivable shall be assigned to Buyer and Buyer shall forward to Seller or pay to Seller the amount of any payments received by Buyer on account of such accounts receivable, within a reasonable period of time after receipt of each payment by Buyer, said accounts receivable being subject to reassignment to Seller as provided for in Section 9.4; and

                        (v) All existing bank accounts of Seller shall be retained by Seller and closed out by Seller in due course; and Buyer shall open and fund its own bank accounts.

                  (c) Buyer and Seller shall each pay their own attorney's fees and other fees and costs incurred in connection with the negotiation and consummation of this Agreement and the transaction contemplated hereunder.

                  (d) Buyer shall pay (i) the premium for the Title Policy and endorsements, if any, (ii) the cost of the survey, and (iii) one half (1/2) of the escrow charges, if any, of the Title Company. Seller shall pay (i) any real property transfer taxes, (ii) any personal property sales taxes applicable to the sale of the Personal Property, (iii) one half (1/2) of the escrow charges, if any, of the Title Company, and (v) all recordation fees with respect to any documents required to clear Seller's title to the Property.

                  (e) Notwithstanding any provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes validly assessed against the Property for any period of time prior to the Closing, Seller shall pay to Buyer on demand an amount equal to such tax assessment if and to the extent that Buyer did not receive a credit for same at Closing, together with interest thereon at the rate of twelve percent (12%) per annum from the date of receipt by Seller of Buyer's written demand to the date of payment, if payment is not made within ten (10) days after demand. Seller shall have the right, at Seller's sole expense, to contest the validity or amount of any property taxes assessed against the Property for any period of time prior to the Closing by appropriate proceeding diligently conducted in good faith, and may withhold or defer payment of such taxes or pay under protest during such proceeding; provided, however, that prior to delinquency Seller shall obtain and deliver to Buyer a surety bond or other assurance of payment satisfactory to Buyer protecting Buyer and the Property from any lien, claim, demand, loss, cost, liability or expense which Buyer or the Property might suffer or incur as a consequence of the withheld or protested payment. Upon the termination of any such proceeding, Seller shall pay the amount finally determined to be payable, together with all fines, interest, penalties or other charges incurred or payable as a result thereof. Any refund of Property taxes received by Property for any period prior to the Closing Date, including, without limitation, refunds, penalties, and interest resulting from any contest of taxes by Seller as provided in this Section 9.3(e), shall be promptly paid to Seller.

                  (f) The provisions of this Section 9.3 shall survive the Closing.

            9.4   Proration Calculation. The closing adjustments provided for in
Section 9.3 shall be initially prepared by Seller and reviewed by Buyer. In the event of any dispute regarding such prorations, such dispute shall be submitted to a nationally recognized accounting firm mutually acceptable to Buyer and Seller and the decision of such firm shall be final. Each party shall bear one half (1/2) of the costs and expenses in connection with such accountants. Buyer and Seller shall provide such accountants reasonable access to the Property prior to and after the Closing Date for the purpose of reviewing adjustments, if necessary. Buyer and Seller hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated within ninety
(90) days after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of twelve percent (12%) per annum from the Closing Date to the date of payment, if payment is not made within ten (10) days after delivery of a bill therefor. Buyer and Seller further agree that if any accounts receivable arising prior to the Closing Date that are assigned to Buyer pursuant to Section 9.3 are not collected by Buyer within one hundred twenty (120) days after the Closing Date despite Buyer's normal efforts to collect such accounts receivable during such period, the Buyer shall have no further obligation to collect or pay Seller for such accounts receivable and such accounts receivable shall be reassigned to Seller; provided, that if following such reassignment, Buyer shall receive payment with respect to any such reassigned accounts receivable, Buyer shall promptly forward same to Seller. Buyer and Seller agree that during the one hundred twenty (120) days after the Closing Date, any funds received by Buyer from a Hotel customer with an accounts receivable arising prior to the Closing Date shall be first applied to the accounts receivable that arose prior to the Closing Date and delivered to Seller pursuant to the terms hereof, and the balance, if any, shall be retained by Buyer.

            9.5 Allocation of Consideration. The Purchase Price shall be allocated among the assets purchased by Buyer pursuant to Section 2.1 hereof as provided for in a separate letter agreement to be agreed to by Seller and Buyer on or prior to the end of the Inspection Period and such allocation shall be utilized by Seller and Buyer in connection with the preparation of their respective income tax returns. Seller and Buyer agree that they will not assert any position subsequent to the filing of such returns (whether upon audit or otherwise) which is inconsistent with such allocation. Seller and Buyer shall each comply with and furnish any information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder and corresponding state law.

                                    ARTICLE X
                               SELLER'S COVENANTS

            10.1 Maintenance of the Property. From the date hereof until the Closing Date, Seller shall cause the Property to be maintained in good order, condition and repair, reasonable wear and tear and casualty excepted (subject to Section 8.1), shall cause all repairs, maintenance and replacements of the Property and Personal Property, necessary in the ordinary course of business, to be made, shall maintain adequate inventories of Operating Equipment and Operating Supplies, shall not remove any FF&E from the Property (other than in the ordinary course of business in which case adequate replacements shall have been made), and shall otherwise operate the Property in substantially the same manner as before the making of this Agreement, as though Seller were retaining the Property.

            10.2 Buyer's Consent to New Contracts Affecting the Property. Seller shall not, between the execution of this Agreement and the Closing Date, enter into any lease, amendment of lease, contract or agreement pertaining in any material way to the Property, or modify in any material way any existing Lease, Equipment Lease, Contract, Service Contract or other agreement pertaining in any material way to the Property, or waive any material rights of Seller thereunder, without in each case obtaining Buyer's prior written consent thereto, which consent shall not be unreasonably withheld or delayed (excluding, however, any booking or room reservation agreements or contracts which are on commercially reasonable terms with unaffiliated third parties, and any other contracts or agreements with unaffiliated third parties which are on commercially reasonable terms and which will not survive the Closing or which may be canceled without penalty on not more than thirty (30) days' notice.

            10.3 Purchase of Personal Property. Seller shall do all acts reasonably required to be done by Seller, and shall cooperate with Buyer, to facilitate and expedite the purchase and sale of the Personal Property according to and in full compliance with the requirements of Division 6 of the California Commercial Code and any other applicable law.

            10.4 Delivery of Additional Information and Materials. Seller shall cause the following to be delivered to or otherwise made available to Buyer: (i) a copy of the profit-and-loss statement for the calendar year 1997, if available, and a year-end financial statement for the Hotel for the calendar year ending December 31, 1997, if available, certified by Tom Lynden, Seller's accountant, as having been prepared in accordance with the Uniform System of Accounts for Hotels, consistently applied, (ii) within two (2) business days after receipt by Seller, an unaudited profit-and-loss statement for the period from January 1, 1998 to the end of each calendar month prior to the Closing Date, and as soon as available, records maintained by Seller or the current manager with respect to the operation of the Hotel from January 1, 1998 through the Closing Date.

            10.5 Sales Tax Clearance. Prior to the Closing, Seller shall obtain from the applicable governmental agency in California a sales tax clearance with respect to the Hotel for the period prior to the Closing. Seller hereby agrees to indemnify Buyer and Buyer's directors, officers, partners, shareholders, affiliates and agents (collectively, the "Buyer Indemnitees") and hold the Buyer Indemnitees harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Buyer Indemnitees due to (i) any unpaid sales taxes with respect to the Hotel for the period prior to the Closing, or
(ii) Seller's failure to pay in accordance with Section 9.3(d) hereof any sales taxes applicable to the sale of the Personal Property. The provisions of this
Section 10.5 shall survive the Closing.

            10.6 Use of Name. From and after the Closing, Buyer shall have the right to use, subject to applicable license and franchise agreements, items of inventory, FF&E, Operating Equipment, Operating Supplies and Personal Property containing the name and/or the present logo of the Hotel in the operation of the Hotel until any such item is required to be replaced in the ordinary course of business.

            10.7 Employees. Seller shall as of the Closing Date terminate the employment of all individuals employed at or in connection with the Property. To the extent applicable,

Seller shall comply fully with the Worker Adjustment and Retraining Notification Act ("WARN Act") 29 U.S.C. 2101 et seq. and shall indemnify and hold Buyer harmless from and against any and all claims of the employees of Seller or any claims based on Seller's failure to comply with the WARN Act. Such indemnity shall survive the Closing hereunder. Seller shall be solely responsible for any liability for payment of all employees' wages, accrued vacation pay, sick leave, bonuses, pension benefits and other benefits, including, without limitation, any COBRA rights, earned by and due to or accrued to employees at the Property, together with FICA, unemployment and other taxes and benefits due from any employer of such employees.


                                   ARTICLE XI

                         SELLER'S AND BUYER'S COVENANTS

            11.1 Access. Between the execution of this Agreement and the Closing Date, Seller shall give Buyer and its authorized representatives and agents reasonable access to the Property and to all of Seller's books, contracts, commitments, permits and records with respect thereto at such times and in such manner as Seller shall reasonably approve and subject to Section 3.1(e) above, and to reasonable security precautions and limitations imposed by Seller as necessary to maintain confidentiality. Seller will cause its accountants to furnish such additional financial and operating data and other information, within the possession and control of such accountants, as Buyer may from time to time reasonably request. Buyer agrees to conduct any investigation of the Hotel in a manner so as to minimize, to the greatest extent reasonable, interference with the business or operations of the Property.

            Buyer shall indemnify and defend Seller against and hold Seller harmless from, any losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of or relating to any entry on the Property by Buyer, its representatives, agents, employees or contractors in the course of performing any inspections or inquiries regarding the Property prior to the Closing. The indemnification provisions of this
Section 11.1 shall survive the Closing or any termination of this Agreement and shall be in addition to any liability under Section 2.2(b)(i).

            11.2 Confidentiality. Between the execution of this Agreement and the Closing, neither party shall directly or indirectly use or disclose any confidential information concerning the Property, the other party, the other party's assets or the transactions contemplated by this Agreement to any Person except that such matters may be disclosed (a) to such party's directors, officers, partners, and employees; (b) to such party's legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent such party deems it reasonably necessary or appropriate in connection with the evaluation of the transactions contemplated hereby; and (c) by Seller to third parties having an ownership interest in or relationship with the Hotel (such as existing mortgagees and equipment lessors) to whom disclosure is necessary or desirable in order to facilitate the consummation of the transactions contemplated hereby. For the purpose of this
Section 11.2, the term "confidential information" shall mean information which is or becomes known to a party or its respective affiliates or to their employees, former employees, consultants or others in a confidential relationship with such party, including, without limitation, pursuant to the terms of this Agreement, and which relates to the Property, the transactions contemplated by this Agreement or the business of either party; provided, however, that confidential information shall not include (i) information which is or becomes generally available to the public other than through a violation of law or obligation hereunder, (ii) information which, in the opinion of counsel to either party, such party is required by law, court order, governmental order or decree to disclose, except that the other party may at its own expense appeal such court order, (iii) information which was developed by such party on its own, independent from the proprietary information made available to such party hereunder, and (iv) information which was subsequently made available to such party by a third party who was not violating the law or any obligation hereunder in making such disclosure.

            11.3 Further Assurances. Subject to the terms and conditions hereof, each party agrees to use its best efforts to do, or cause to be done, all things, not inconsistent with the terms of this Agreement, necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution and delivery of such additional instruments or documents, not inconsistent with the terms of this Agreement, as any party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby, including, without limitation, in connection with the transfer to Buyer of the Permits, the Contracts, the Service Contracts, the Leases, the Equipment Leases and the Liquor Assets.

            11.4 Marketing. Buyer and Seller acknowledge that Seller shall have the right to list the Property with a broker, and market and accept any and all backup offers to sell the Property during the Inspection Period; provided, however, from and after the expiration of the Inspection Period, Seller shall not otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

                                   ARTICLE XII

                                  MISCELLANEOUS

            12.1 Indemnification. Each party (each, an "Indemnifying Party") hereby agrees to indemnify the other party and its respective officers, partners, directors, shareholders, affiliates and agents (the "Indemnified Parties") and hold the Indemnified Parties harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Indemnified Parties due to any misrepresentations or breach of warranty or breach of covenant made by the Indemnifying Party in this Agreement or in any document, certificate, or exhibit given or delivered to the other party hereto pursuant to or in connection with this Agreement, and, in the case of Seller, any action or threatened action by any partner of any Seller relating to this Agreement and the transactions contemplated herein. All of the representations and warranties contained in this Agreement and all of the indemnification provisions of this
Section 12.1 shall survive the Closing (but only for a period of one (1) year from the Closing Date) or any termination of this Agreement.

            12.2  Notices. Except for the delivery of materials described in
Section 3.1, all notices, statements, demands, requirements or other communications and documents ("Communications") required or permitted to be given, served or delivered by either party or intended recipient under this Agreement shall be in writing and shall be either delivered by hand or sent by prepaid certified or registered mail (airmail in the case of all international communications) with return receipt requested to the party or intended recipient at its address stated below or sent by facsimile machine to the other at its facsimile number stated below or to such other address or facsimile number as either party may from time to time have notified the other party as being its address or facsimile number for purposes of this Agreement to the exclusion of all previously applicable addresses and facsimile numbers. Such Communications shall be deemed to have been given, served or delivered:

                  (a)   if delivered by hand, upon delivery;

                  (b) if sent by mail, four (4) days after the date of mailing; or

                  (c) if sent by facsimile machine, one (1) hour after its transmission if such time is during business hours in the place of its receipt or, if it is not, on the opening of business on the next succeeding Business Day in the place of its receipt, subject, if sent by facsimile machine transmission, to its having in fact been received in legible form.

            The addresses and facsimile numbers of the parties are as follows:

            To Buyer:         The Peregrine Real Estate Trust
                              1300 Ethan Way, Suite 200
                              Sacramento, California  95825-2211
                              Att'n:  Mr. Roger Snell

                              Phone Number:  (916) 929-8244
                              Facsimile Number:  (916) 929-1122

                              with copies to:

                              The Peregrine Real Estate Trust
                              225 Bush Street, Suite 790
                              San Francisco, California 94104
                              Att'n:  Mr. Paul Gradeff
                              Phone Number:  (415) 288-6833
                              Facsimile Number:  (415) 288-6829

                              Orrick, Herrington & Sutcliffe LLP
                              400 Sansome Street
                              San Francisco, California 94111
                              Att'n:  Pamela H. Bennett, Esq.
                              Phone Number:  (415) 773-5983
                              Facsimile Number:  (415) 773-5759

            To Seller:        Pierre Nebout and Jeannette Nebout
                              120 Alhambra Hills Drive
                              Martinez, California  94553

                              with copies to:

                              Jim G. Price, Esq.
                              1855 Olympic Boulevard
                              Suite 210
                              Walnut Creek, California 94596
                              Phone Number:  (510) 932-5872

            or to such other address as either party may from time to time specify in writing to the other party.

            12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The venue for any legal proceeding arising out of this Agreement shall be Contra Costa County.

            12.4 Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The parties acknowledge that, with respect to the transactions contemplated by this Agreement, (a) each party and its attorneys have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or Exhibits thereto and (b) each party has relied solely on the advice of its own accounting, tax, legal and other advisors. All dates and times referred to in this Agreement shall be on Pacific Standard Time or Pacific Daylight Savings Time (as applicable).

            12.5 Entire Agreement. The parties intend that the terms of this Agreement, including the Exhibits hereto and the documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, including the Exhibits hereto and the documents referred to herein, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement shall not be binding until it is signed by both parties hereto.

            12.6 Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, except for any item which constitutes a material element of the consideration between the parties, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

            12.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            12.8 Successors and Assigns. Buyer shall have the right to assign all or any portion of its rights under this Agreement to any entity owned or controlled by Buyer, or to designate any such affiliated entity as nominee to take title to the Property by delivering written notice thereof to Seller and Title Company; provided, however, that Buyer shall not be relieved of any of its obligations under this Agreement as a result of any such assignment or designation. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

            12.9 Brokers. Except as expressly provided to the contrary in this Agreement, each party hereto shall pay its own expenses (including, without limitation, attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall pay any and all broker's commission or finder's fee and all costs associated therewith. In the event that any broker or finder brings a claim for a commission or finder's fee based upon any contact, with Seller, Seller shall defend Buyer from such claim, and shall indemnify Buyer and hold Buyer harmless from any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees and disbursements) paid or incurred by Buyer in defending against the claim. The provisions of this Section 12.9 shall survive the Closing or any termination of this Agreement and shall be in addition to any liability under Section 2.2(b)(i).

            12.10 Litigation. Seller agrees to indemnify and hold the Buyer Indemnitees harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Buyer Indemnitees due to those litigation matters set forth on Schedule 1 attached hereto (the "Litigation Matters").

            12.11 Attorneys' Fees. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements.

            12.12 Arbitration of Disputes. Any dispute arising out of this Agreement shall be decided by binding arbitration pursuant to the rules of the American Arbitration Association, and not by court action, except as otherwise provided in this Section or as allowed by California law for judicial review of arbitration proceedings. Judgment on the arbitration award may be entered in any court having jurisdiction. The parties may conduct discovery in accordance with Code of Civil procedure Section 1283.05. The following matters are excluded from arbitration:

                  (a) a judicial or nonjudicial foreclosure of a deed of trust, mortgage, or real property sales contract as defined in Civil Code
Section 2985;

                  (b)   an unlawful detainer action; or

                  (c)   any matter within the jurisdiction of a probate court.

            This provision shall not prohibit the parties from the filing a judicial action to enable the recording of a notice of pending action for order of attachment, receivership, injunction, or other provisional remedy.

            "NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTER INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BY JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY."

            "WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION."

            12.13 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

            12.14 1031 Exchange. Buyer agrees, provided that such exchange results in no additional or potential cost, liability, obligation or expense to Buyer, to accommodate Seller as set forth below in effectuating a like-kind exchange of Property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If, prior to the Closing, Seller has located a property suitable for a like-kind exchange (the "Exchange Property"), Buyer agrees to cooperate with Seller by executing reasonable documentation to accommodate Seller in effectuating such like-kind exchange (the "Exchange") through either
(I) a "Type I Exchange" whereby Seller causes the owner(s) of the Exchange Property to acquire the Property and convey it to Buyer or (ii) through the use of an accommodating party who acquires the Exchange Property for and conveys it to Seller. In no event shall Buyer be required to acquire fee title to any such Exchange Property or acquire any beneficial or legal interest in any Exchange Property, whether temporarily or otherwise. The accomplishment of the Exchange shall not be a condition to Seller's obligations hereunder, and Seller's failure to locate an Exchange Property or to consummate the Exchange for any reason shall in no way relieve Seller of its obligation to timely sell the Property to Buyer pursuant to the terms and provisions of this Agreement or otherwise relieve Seller of any obligations under this Agreement or any document or instrument to be delivered to Buyer in accordance with the terms hereof, including, without limitation, obligations under the closing documents described in Section 9.2 of the Agreement. Buyer shall have no obligation to make any representation or warranty with respect to the Exchange Property or the Exchange. Buyer shall have the right to review and approve any and all documents to be executed by Buyer in connection with the Exchange. Such documents shall provide, without limitation, that notwithstanding the consummation of the Exchange, Seller shall remain fully liable for all of its obligations under this Agreement or any document or instrument to be executed and delivered to Buyer in accordance with the terms of the Agreement, including, without limitation, the closing documents described in Section 9.2 of the Agreement. All such closing documents shall run directly between Buyer and Seller. Seller shall indemnify Buyer and hold Buyer harmless from and against any and all claims, damages, losses, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising out of or in any way connected with the Exchange Property and/or the Exchange. The obligations of Seller under this paragraph shall survive the Closing.

            12.15 Transfer of Liquor Assets.

                  (a) Application for Transfer. Buyer shall promptly after the execution of this Agreement cause to be filed with the California Department of Alcoholic Beverage Control (the "Department") an application for the transfer of the Liquor Licenses to Buyer and shall prosecute such application with due diligence, including supplying to the Department promptly all information required or reasonably requested by the Department. Buyer shall pay all fees required by the Department in connection with such application for the transfer of the Liquor Licenses.

                  (b) Liquor Escrow. Prior to applying to the Department pursuant to Section 12.15(a) above, the parties shall open an escrow (the "Liquor Escrow") with Title Company, as escrow holder, in accordance with the provisions of the Alcoholic Beverage Control Act and Title 4, California Code of Regulations, to provide for the transfer of the Liquor Assets through the Liquor Escrow, following approval by the Department of Buyer's application for the transfer of the Liquor Licenses.

                  (c) Seller's Cooperation. Seller agrees, both in connection with the application for the transfer of the Liquor Licenses and in connection with any application for a temporary permit as described in Section 12.15(e) below, to cooperate with Buyer in supplying information required or reasonably requested by the Department and executing any necessary documents for filing with the Department or as otherwise required to be executed or recorded by the Department.

                  (d) Allocation of Purchase Price to Liquor Assets; Closing; Temporary Permit. The parties shall allocate Ten Thousand Dollars ($10,000) of the Purchase Price to the Liquor Assets, which amount shall be paid into the Liquor Escrow from the Purchase Price due Seller at Closing. On or prior to the Closing Date, Seller shall deposit into the Liquor Escrow a liquor escrow bill of sale conveying the Liquor Assets to Buyer in the form of attached Exhibit R, which bill of sale shall be delivered to Buyer upon close of the Liquor Escrow.

                  (e) In the event Buyer obtains the Temporary Liquor Licenses Permit on or before Closing, Buyer shall have the right, on and after the Closing Date, to use the Liquor Assets pending the closing of the Liquor Escrow, and at the Closing the portion of the Purchase Price allocated to the Liquor Assets shall be transferred by the Title Company to the Liquor Escrow. Buyer and Seller shall instruct the escrow holder under the Liquor Escrow to make payment to creditors for any outstanding amounts owed for the Liquor Assets and to invest all funds held in the Liquor Escrow as Seller shall direct and to pay all interest earned thereon, together with any portion thereof not required to satisfy the claims of creditors of the Hotel with respect to the Liquor Assets whose claims accrued prior to the Closing Date, to Seller upon close of the Liquor Escrow.

                  (f) Failure of Approval; Indemnity. In the event that the Department shall have failed to approve the transfer of the Liquor Licenses to Buyer and the Liquor Escrow shall not have been closed on or before December 31, 1998, the Liquor Escrow shall be terminated and the escrow holder under the Liquor Escrow shall disburse the amount deposited in the Liquor Escrow and all accrued interest thereon to Seller. Buyer shall give to the escrow holder such appropriate instructions as may be necessary to implement the foregoing provisions. Buyer shall then comply with all laws and requirements regarding the Liquor Assets. Buyer shall indemnify Seller against and hold Seller harmless from any failure by Buyer to comply with all applicable laws and regulations concerning the sale of alcoholic beverages.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                 Seller: THE PIERRE NEBOUT AND JEANNETTE NEBOUT
                         INTER VIVOS REVOCABLE TRUST dated 7/20/95



                         -----------------------------------------
                         Jeannette Nebout, Trustee



                         -----------------------------------------
                         Pierre Nebout, Trustee

                  Buyer: THE PEREGRINE REAL ESTATE TRUST,
                         a California business trust




                  By: ______________________________________________

                  Its: _____________________________________________

                         LIST OF EXHIBITS AND SCHEDULES


A                 -        Real property
B                 -        Contracts
C                 -        Equipment Leases
D                 -        FF&E
E                 -        Insurance Policies
F                 -        Intangibles
G                 -        Leases
H                 -        Permits
I                 -        Personal Property
J                 -        Plans and Specifications
K                 -        Service Contracts
L                 -        Deed
M                 -        Assignment and Assumption of Contracts
N                 -        Bill of Sale -- Personal Property
O                 -        FIRPTA Affidavit
P                 -        Certificate of Seller
Q                 -        Certificate of Buyer
R                 -        Liquor Assets Bill of Sale

Schedule 1 -Litigation
Schedule 2-Complimentary Certificates